Exhibit 99.1

Caliber Breaks Ground on Hyatt Studios Development
in Steamboat Springs, CO

Groundbreaking ceremony marks the first development to start construction within Caliber's Hyatt Studios high-growth market hospitality platform

SCOTTSDALE, Ariz, July 16, 2026 – Caliber (Nasdaq: CWD), a real estate-focused alternative asset manager, today announced that it has broken ground on its Hyatt Studios extended stay hotel in Steamboat Springs, Colorado. Company executives, development partners, and community leaders gathered on Wednesday to celebrate the start of construction of the approximately 114-room extended-stay hotel at 1801 Lincoln Avenue. The four-story, 57,971-square-foot property is expected to open in the second half of 2027 and will help address the growing demand for modern extended-stay accommodations in one of Colorado's premier four-season destinations.

“Today's groundbreaking reflects the continued execution of our hospitality development strategy and our commitment to delivering high-quality extended-stay accommodations in markets where demand continues to outpace supply,” said Chris Loeffler, Chief Executive Officer of Caliber. “Steamboat Springs represents one of the most attractive hospitality markets in the Mountain West, and we're excited to bring Hyatt Studios to a community that benefits from year-round tourism, workforce demand and limited existing extended-stay inventory.”

This hotel is the first of three Hyatt Studios projects in Caliber's multi-market platform to begin construction, advancing hospitality developments in Steamboat Springs, CO; Riverwalk/Scottsdale, AZ; and Georgetown, TX.

“We are excited to welcome Hyatt Studios and their team to Steamboat Springs,” said Steamboat Springs Chamber CEO Sarah Leonard. “Their investment in our community means new jobs, expanded lodging options, and additional sales and lodging tax revenue that helps support the services and amenities that make our community great.”

The Steamboat market represents one of the most compelling hotel development environments in the Mountain West. It is a year-round destination with established winter ski demand paired with growing summer visitation. We believe that this new development will benefit from a positive competitive environment for a modern branded product like Hyatt Studios.

“Breaking ground on this hotel is an exciting milestone for Hyatt Studios and reflects the momentum we're building with developers like Caliber, whose commitment is accelerating the growth of the brand,” said Kevin Schramm, Senior Vice President of Growth for Hyatt's Essentials portfolio. “Hyatt Studios was created to meet the growing demand for modern extended-stay accommodations in secondary and tertiary markets while delivering a compelling offering for guests and an efficient operating model for owners.”

The Hyatt Studios brand is Hyatt's upper-midscale extended-stay concept, purpose-built for longer stays with a lean operating model and modern amenities. The Steamboat Springs hotel on 2.71 acres will feature guest amenities including kitchens in every guestroom, interior ski and bike storage, a self-service marketplace with complimentary grab-and-go breakfast, 24-hour fitness and laundry facilities, and outdoor patio space featuring two in-ground hot tubs, fire pits, grills, and seating, with access to ski slopes along the community bus route.

The design will also incorporate energy- and water-efficient features, including LED lighting packages and low-flow fixtures, smart thermostats, and EV charging designed to enhance operational efficiency and reduce environmental impact.

Construction is targeted for completion in the second quarter of 2027, with property stabilization anticipated in the first quarter of 2029.

A Preferred Hyatt Studios Developer

Caliber is a preferred developer of Hyatt Studios under a Master Development Agreement that grants the Company exclusive development areas. Caliber has successfully developed and operated multiple hospitality projects across diverse markets, demonstrating deep expertise in ground-up hotel development, brand partnerships, and operational execution, with a particularly strong track record across the Southwest and Mountain West growth corridors. The Company's capital stack for the platform is designed to utilize key mezzanine financing from Hyatt, and Steamboat Springs is one of 15 Hyatt Studios properties Caliber plans to develop.

Caliber's strategy is not merchant development, but rather stabilized Hyatt Studios assets are expected to transition into Caliber Hospitality Trust (CHT) through a forward purchase structure, providing investors with visibility and reduced disposition risk.

About Caliber (CaliberCos Inc.)

Caliber (Nasdaq: CWD) is a real estate-focused alternative asset manager with over $2.6 billion in Managed Assets and a 17-year track record investing in middle-market hospitality and multifamily real estate. The Company operates an institutional-quality asset management platform paired with a boutique, hands-on investment approach focused on value creation in underserved market segments. In 2025, Caliber integrated digital asset infrastructure into its platform by investing in LINK, the token underlying Chainlink, a key technology enabling real estate fund tokenization, and is implementing blockchain and tokenization strategies across its investment platform to enhance how assets are financed, owned, and accessed. Investors can participate in Caliber through its publicly traded equity (Nasdaq: CWD), which provides exposure to both its real estate platform and digital asset holdings, and through its private real estate investment funds for accredited investors and financial professionals.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the Company’s public offering filed with the SEC and other reports filed with the SEC thereafter. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

CONTACTS:

Caliber Investor Relations
Ilya Grozovsky
+1 480-214-1915
Ilya@CaliberCo.com

Media Relations
Phillip Robertson
+1 917-498-4711
PRobertson@ImpactPartners.llc

Photos accompanying this announcement are available at:

https://www.globenewswire.com/NewsRoom/AttachmentNg/cf990141-1b80-4f97-97eb-e8c7cbe0a965

https://www.globenewswire.com/NewsRoom/AttachmentNg/a333e9cd-488f-4e50-baf4-66aece4785af

https://www.globenewswire.com/NewsRoom/AttachmentNg/23f8ead6-ea0b-4cb9-8b80-0107ae2071cf